Citigroup Managed Futures LLC
                        731 Lexington Avenue, 25th Floor
                               New York, NY 10022

By Edgar

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:     Citigroup Diversified Futures Fund L.P.
        Supplement to Registration Statement on Form S-1
        File No. 333-117275

Ladies and Gentlemen:

     On behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to Rule 424 (b) (3) of the Securities Act of 1933, as amended, a Supplement dated January 31, 2008 to the Partnership's prospectus dated April 30, 2007.

Should you have any questions, please telephone me at 212-559-5046.

Very truly yours,

/s/ Jennifer Magro
    --------------
    Jennifer Magro
    Chief Financial Officer and
    Director

Enclosures

                     Citigroup Diversified Futures Fund L.P.
                                  January 2008

The net asset value for Citigroup Diversified Futures Fund L.P. was $1,026.79 per unit at the end of January, up 2.0% for the month.

The Fund was positive for the month of January as profits in fixed income, grains, and soft commodities markets were partially offset by losses in energy and currency markets.

A slowing global economy coupled with deteriorating credit market conditions continued to provide the back drop for volatile price action. Profits were earned in January as the Fund benefited from price appreciation in global fixed income and commodity markets. Elevated economic concerns were enough for the U.S. Federal Reserve to cut rates by 75 basis points a week ahead of their scheduled meeting and by a further 50 basis points at the FOMC meeting. Short yield positions in the Fund produced significant gains, especially in U.S. interest rates. Long positions in corn and the soybean complex generated strong profits as the USDA report on World Agriculture Supply and Demand Estimates indicated a large reduction in the estimate of U.S. inventory.

In energy markets, losses were incurred from trading in crude oil and natural gas positions. Crude oil prices briefly reached the $100 per barrel landmark at the beginning of January, but spent the remainder of the month moving lower amid the potential increase in production by OPEC. Natural gas prices unexpectedly rallied as cold weather across the country caused a surge in demand, resulting in losses for the Fund. In currency markets, losses were taken as erratic exchange rates provided unfavorable trading conditions.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your Smith Barney Financial Advisor.

Citigroup Managed Futures LLC

                     Citigroup Diversified Futures Fund L.P.
                                Account Statement
                            For the Period January 1,
                            Through January 31, 2008

                                                       Percent
                                                     of Average
                                                     Net Assets
                                                     ----------
Realized gains from trading            $11,925,291       1.44%
Change in unrealized gains/losses
     from trading                        9,962,442       1.20
                                        ----------       -----
                                        21,887,733       2.64
Less, Brokerage commissions
     and clearing fees ($229,257)        4,215,832       0.51
                                        ----------       -----
Net realized and unrealized gains       17,671,901       2.13
Interest Income                          1,508,892       0.18
                                        ----------       -----
                                        19,180,793       2.31
                                        ----------       -----
Less, Expenses:
     Management fees                     1,354,268       0.16
     Incentive fees                      1,134,870       0.14
     Other expenses                         94,768       0.01
                                       ----------       -----
                                         2,583,906       0.31
                                        ----------       -----
Net income                              16,596,887       2.00%
                                                         ====

Additions (8,913.0845 L.P. units
at December 31, 2007 net asset
value per unit of $1,006.61)             8,972,000
Redemptions (10,141.8272 L.P. units
at January 31, 2008 net asset
value per unit of $1,026.79)           (10,413,527)
                                        ----------
Increase in net assets                  15,155,360
Net assets, December 31, 2007          819,176,071
                                        ----------
Net assets, January 31, 2008          $834,331,431
                                       ===========
Net Asset Value per unit
  ($834,331,431 / 812,566.2937 Units)    $1,026.79
                                          ========

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.


 By: /s/ Jennifer Magro
         --------------
         Jennifer Magro
         Chief Financial Officer and Director
         Citigroup Managed Futures LLC
         General Partner, Citigroup
         Diversified Futures Fund L.P.